UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2010

Floridian Financial Group, Inc.

(Exact name of registrant as specified in its charter)

Florida	000-53589	20-4539279
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
175 Timacuan Boulevard, Lake Mary, Florida		32746
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (407) 321-3233

___________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FLORIDIAN FINANCIAL GROUP, INC.

FORM 8-K

CURRENT REPORT

Item 1.01	Entry into a Material Definitive Agreement.

On June 29, 2010, Orange Bank of Florida (“Orange Bank”), a Florida chartered commercial bank and wholly-owned subsidiary of Floridian Financial Group, Inc. (the “Company”), entered into a Contract for Sale and Purchase (the “Agreement”) with First Team Clermont OB, LLC, a Florida limited liability company (“First Team”). First Team is controlled by W. Warner Peacock, a directory of the Company.

Pursuant to the Agreement, Orange Bank will purchase from First Team the real and personal property, including the land, building, and furniture and fixtures, which comprise Orange Bank’s Clermont branch (the “Clermont Branch”). Upon execution of the Agreement, Orange Bank paid to First Team, a sum of $120,000 as an earnest money deposit, which is not creditable toward the total purchase price (the “Deposit”). Excluding the Deposit, the total purchase price for the Clermont Branch is $2,450,000, which is payable as follows: (1) $750,000 at closing; (2) $850,000 on December 31, 2011; and (3) $850,000 on December 31, 2012. The purchase of the Clermont Branch is expected to occur on either December 30, 2010 or January 3, 2011, at First Team’s option. The two $850,000 payments due in 2011 and 2012 will accrue interest at 6.5% per annum, which interest will be paid monthly to First Team. Finally, Orange Bank and First Team entered into a Second Amendment to Net Lease Agreement, which modifies the existing lease between the parties for the Clermont Branch such that no additional rent will accrue under the lease through December 31, 2010.

The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement and certain exhibits attached thereto, a copy of which will be filed with the Company’s next periodic report and incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLORIDIAN FINANCIAL GROUP, INC.

Date: July 6, 2010	By:	/s/ Michael V. Kearney
Michael V. Kearney,
Executive Vice President and Chief Financial Officer